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EXHIBIT 15

Deloitte &
 Touche LLP

50 Fremont Street                                      Telephone: (415) 783-4000
San Francisco, California 94105-2230                   Facsimile: (415) 783-4329


To the Board of Directors and Stockholders of The Gap, Inc.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Gap, Inc. and subsidiaries for the periods ended April 29, 2000 and May 1, 1999, as indicated in our reports dated May 22, 2000, and June 4, 1999, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended April 29, 2000, and May 1, 1999, are incorporated by reference in the following Registration Statements on Form S-8: No. 2-72586, No. 2-60029, No. 33-39089, No. 33-40505, No. 33-54686,
No. 33-54688, No. 33-54690, No. 33-56021, No. 333-00417, No. 333-12337, No. 333-
36265, No. 333-68285, No. 333-72921, No. 333-76523, and Registration Statement
No. 333-70991 on Form S-3 of our report dated February 23, 2000, appearing in the Annual Report on Form 10-K of The Gap, Inc. for the fiscal year ended January 29, 2000.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

May 30, 2000

Deloitte Touche
Tohmatsu
International

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